Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is entered into as of May 8, 2003, by and between Gregory A. Miner (the “Executive”) and Odetics, Inc., a Delaware corporation (the “Corporation”).

Section 1.                                            Term of Agreement.

This Agreement shall take effect on the Effective Date and shall expire on the date the executive’s employment terminates for any reason not described in Section 3(a).

Section 2.                                            Definitions.

“Change in Control” shall mean:

(a)                                  The consummation of a merger or consolidation of the Corporation with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity.  Notwithstanding the forgoing, any consolidation or combination of Iteris and the Corporation through a repurchase of a portion or all of the minority interest of Iteris by the Corporation, or a merger of Iteris and the Corporation shall be deemed to be a Change in Control. This trigger will only occur if the Board does not offer Greg the CEO job in the new consolidated company.

(b)                                 The sale, transfer or other disposition of all or substantially all of the Corporation’s assets;

(c)                                  A Change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i)                                     had been directors of the Corporation on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”) or

(ii)                                  were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this clause (ii); or

(d)                                 Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least 35% of the total voting power represented by the Corporation’s then outstanding voting securities.  For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an associate benefit plan of the corporation or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who field the Corporation’s securities immediately before such transaction.

“Involuntary Termination” shall mean the termination of the Service of any individual which occurs by reason of:

(e)                                  such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(f)                                    such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a material reduction in his or her level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

“Misconduct” shall mean the commission of any material act of fraud, embezzlement or dishonesty by Executive, any material unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional material misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary).  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any other person in the employ or service of the Corporation (or any Parent or Subsidiary).

“Annual Base Pay” shall mean Executive’s base salary at the highest rate in effect at any regularly scheduled payroll period preceding the occurrence of the Change in Control and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

“Target Bonus” shall mean 100% of the bonus potential established for the Executive by the Corporation for the applicable fiscal year.

Section 3.                                            Severance Payment.

(a)                                  Entitlement to Payment.   Subject to Section 9, the Executive shall be entitled to receive a severance payment from the Corporation under this Agreement (the “Severance Payment”) if, the Executive is Involuntarily Terminated within three (3) months prior to or twenty-four (24) months after a Change in Control.

(b)                                 Time and Amount of Payment   The Severance Payment shall be paid in one lump sum starting with the next normally scheduled payroll date of the Corporation following the latest of the following dates:  Executive’s last day of employment, the date the Company receives Executive’s signed general release of all claims pursuant to Section 9, or the date the revocation period (if any) specified in the general release of all claims expires.  The amount of the Severance Payment shall be equal to the following:

•                  200% of the Executive’s Annual Base Pay, plus

•                  The Target Bonus for the current Fiscal Year

Payments made under this Agreement shall not be treated as “compensation” for purposes of the 401(K) Profit Sharing Plan.  Executive will also receive his unpaid salary through his termination date and a lump sum payment for all accrued and unused vacation (through the termination date) in a final paycheck provided on his last day of work.

(c)                                  Mitigation and Reemployment.   The Executive shall not be required to mitigation the amount of any payment contemplated by this Section 3 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.  If the Executive is reemployed by the Corporation or an affiliate of the Corporation within 24 months after receiving a Severance Payment, the Executive shall return a pro rata portion of such Severance Payment to the Corporation in an amount and manner to be negotiated upon reemployment.

Section 4.                                            Payments Unfunded and Non-Assignable.

(a)                                  No Funding.   Any payments to be made under Section 4 shall represent an unfunded and unsecured obligation of the Corporation, which shall represent an unfunded and unsecured obligation of the Corporation’s general assets.  The Executive shall be considered a general creditor of the Corporation and shall have no rights to any segregated funds or property of the Corporation.

(b)                                 No Assignment.   The Executive’s right to payments under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 4(b) shall be void.

Section 5.                                            Group Insurance Coverage.   If the Executive becomes entitled to a Severance Payment under this Agreement, then the Corporation shall continue to provide all insurance benefits provided on the date of termination to the Executive and, if applicable, to the executive’s dependents for a period of twenty-four (24)} months from the date of termination.

The Corporation’s obligation to pay premiums or make contributions under this Subsection (a) cease when the Executive obtains new employment offering comparable welfare benefits.

Section 6.                                            Tax Effect of Payments.

(a)                                  Gross-Up Payment.   In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Corporation, by any of its affiliates, by any person who acquires ownership or effective control of the Corporation or ownership of a substantial portion of the Corporation’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then subject to Section 9 the Corporation shall pay Executive an additional amount (a “Gross-Up Payment”) equal to the amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

(b)                                 Determination by Accountant.   All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the code) that are required to be made under this Section 6, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this Section 6, shall be made by the independent accounting firm of Ernst & Young (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters, both to the Corporation and to the Executive within seven business days of the Executive’s termination date, if applicable, or such earlier time as is requested by the Corporation or by the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefore) and that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal income tax return.  If a Gross-authority not to report any Excise Tax on the Executive’s federal income tax return.  If a Gross-Up Payment is determined ot be payable, it shall be paid to the Executive within five business days after the Determination is delivered to the Corporation or the Executive.  Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive, absent manifest error.

(c)                                  Underpayments and Overpayments.   As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Corporation should have been made (“Underpayments”).  IN either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Corporation to or for the benefit of the Executive.  In the case of an Overpayment, the Executive shall, at the direction and expense of the Corporation, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Corporation and otherwise reasonable cooperate with the Corporation to correct such Overpayment; provided, however, that (i) the Executive shall in no event be obligated to return to the Corporation an amount greater that the net after-tax portion of the Overpayment that the Executive has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section 6, which is to make the Executive whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive’s repaying to the Corporation an amount which is less than the Overpayment.

Section 7.                                            Successors.

(a)                                  Corporation’s Successors.   The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets to assume this Agreement and to agree expressly and in writing to perform this Agreement in the same manner and to the same extent as the Corporation would have been required to perform it in the absence of a succession.  The Corporation’s failure to obtain such an assumption prior to the effectiveness of a succession shall be a breach of this Agreement.  For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by this Agreement by operation of law.

(b)                                 Executive’s Successors.   This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 8.                                            Miscellaneous Previsions

(a)                                  No Waivers.   No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Corporation (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision or of the same condition or provision at another time.

(b)                                 Choice of Law.   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. .

(c)                                  Severability.   The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d)                                 Arbitration.   Except for responsibilities assigned to the Accounting Firm under Section 6, any dispute or controversy arising under or in connection with this Agreement, including but not limited to disputes arising out of or related to the Agreement and Release, shall be resolved by the following procedures, except that steps (3) and (4) will not be followed in cases where the law specifically forbids the use of arbitration as a final and binding remedy:

(1)                                  The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

(2)                                  If within three weweks, the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to nonbonding mediation before a mediator to be jointly selected by the parties.  The Corporation will pay the cost of the mediation.

(3)                                  If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration.  The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, the Corporation shall provide the Executive with a list of no fewer than five (5) names of arbitrators, each of whom have been appointed in at least 10 cases, excluding cases in which the corporation shall have been involved and the Executive shall pick and, if so, to grant any relief authorized by law; provided, however, that nothing herein shall limit the right of the Corporation to obtain injunctive relief in court for violation of the Corporation’s proprietary information agreement.  The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement.

The hearing shall be transcribed.  The Corporation shall bear the costs of the arbitration if the Executive prevails.  If the Corporation prevails, the Executive will pay half the cost of the arbitration or $500, whichever is less.  Each party shall be responsible for paying its own attorneys fees.

(4)                                  Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above.

Section 9.                                            Release and Waiver of Claims

Any other provision of this Agreement notwithstanding, the Executive shall not be entitled to receive any Severance Payment or other payment or benefit under this Agreement unless the Executive has executed waiver of claims and the attached general release of all claims in favor of the Corporation and its affiliates.  Such waiver shall be executed on a form provided by and acceptable to the Corporation.  The form of the waiver will specify how much time Executive has to sign it and whether there is a revocation period.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

/s/ GREGORY A. MINER
Executive

By:	/s/ JOEL SLUTZKY

Title:	Chairman

RELEASE OF CLAIMS

This Release of Claims is entered into by and between                                         , a Delaware corporation (the “Company”) and                                           (“Associate”).  It is entered into pursuant to the terms of a Severance Protection Agreement (the “Agreement”) between Associate and Company dated                                       , and in order to resolve amicably all matters between Associate and the Company concerning the Agreement and Associate’s termination of employment with the Company and benefits payable to Associate under terms of the Agreement.

1.                                       Termination of Employment.  Associate’s employment with the Company has been terminated as a result of a Corporate Transaction, an Involuntary Termination Without Cause or a Voluntary Resignation for Good Reason, as defined in the Change in Control Agreement, Section 2 by which Associate became eligible for benefits upon termination of employment.

2.                                       Severance Pay Associate will be entitled to severance payments as defined in the Change in Control Agreement, Section 3.  Associate is also eligible for certain other continuation of benefits under the terms of the Change in Control Agreement.  Associate acknowledges that Associate has no entitlement to said benefits except according to the terms of the Change in Control Agreement, which includes a requirement that Associate execute this Release of Claims.

3.                                       Sole Entitlement.  Associate acknowledges and agrees that no other monies or benefits are owing to Associate except as set forth in the Agreement.

4.                                       Return of Property and Documents.  Associate states that Associate has returned to the Company all property and documents of the Company which were in Associate’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.

5.                                       Confidentiality, Nondisparagement and Nonsolicitation Agreement.  Associate agrees to abide by the terms of the Confidentiality Agreement that Associate previously executed in connection with his employment with the Company.  Associate agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, Associates, agents, stockholders, products or services.  The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to disparaging of Associate.  For a period of two (2) years following Associate’s termination of employment with the Company, the Associate agrees not to solicit, directly or indirectly, any associates of the Company, for employment with any other employer.

6.                                       Release.  Associate (for him/herself, his/her agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, division or other related entities, as well as the successors, shareholder, officers, directors, heirs, predecessors, assigns, agents, Associates, attorneys and representatives of each of them, past or present (hereinafter the “Releases”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Associate has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Associate, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulations or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, the California Fair Employment and Housing Act, the California Labor Code, the Texas Commission on Human Rights Act, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder.

In light of the intention of Associates (for him/herself, his/her agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Associate expressly waives any and all rights granted by California Civil Code Section 1542 (or any other analogous federal or state law or regulation).  Section 1542 reads as follows:

A GENERAL RELASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT OT EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS STETTLEMENT WITH THE DEBTOR.

7.                                       No Actions Pending.  Associate agrees that he/she has not filed, nor will he/she file in the future, any claims, actions or lawsuits against any of the Releases relating to Associate’s employment with the Company, or the termination thereof.

8.                                       No Admissions.  Nothing contained herein shall be construed as an admission of wrongdoing or liability by any party hereto.

9.                                       Entire Agreement; Miscellaneous.  This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.  There are no other agreements, written or oral, express or implied between the parties hereto, concerning the subject matter hereof.  There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein.  This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Texas.  Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein.

10.                                 Waiting Period and Right of Revocation.  ASSOCIATE ACKNOWLEDGES THAT ASSOCIATE IS AWARE AND IS HEREBY ADVISED THAT ASSOCIATE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH ASSOCIATE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF ASSOCIATE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, ASSOCIATE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY.  ASSOCIATE ALSO ACKNOWLEDGES THAT ASSOCIATE IS AWARE AND IS HEREBY ADVISED OF ASSOCIATE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.  TO REVOKE THIS AGREEMENT, ASSOCIATE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.

11.                                 Attorney Advice.  ASSOCIATE ACKNOWLEDGES THAT ASSOCIATE IS AWARE OF ASSOCIATE’S RIGHT TO CONSULT AN ATTORNEY, THAT ASSOCIATE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT ASSOCIATE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.

12.                                 Understanding of Agreement.  Associate states that Associate has carefully read this Agreement, that Associate fully understands its final and binding effect, that the only promises made to Associate to sign this Agreement are those stated above, and that Associate is signing this Agreement voluntarily.

Dated:

Dated:

By:

Title: